Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, July 30, 2009	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the second quarter ended June 30, 2009.

The Company promoted seven major events over five weekends in the second quarter of 2009 compared with six major events in 2008. The first NASCAR Nationwide Series event at Nashville Superspeedway was held in the second quarter of 2009 compared with the first quarter of 2008.

For the quarter ended June 30, 2009 revenues were $35,618,000 compared with $39,415,000 in the second quarter of 2008. The decrease in revenues is due to lower attendance resulting in reduced admissions revenue and event-related revenue. The reduced revenues were partially offset by higher broadcasting and other revenues due to promoting an extra event in the second quarter of 2009 compared to 2008.

The Company’s NASCAR triple-header in Dover saw lower attendance, sponsorships and corporate spending as a result of weak overall economic conditions.

Operating and marketing expenses were $23,147,000 in the second quarter of 2009 as compared to $22,108,000 in the second quarter of 2008. The increase is primarily related to the change in our motorsports event calendar discussed above.

General and administrative expenses of $3,099,000 in the second quarter of 2009 were consistent with $3,122,000 for the same quarter last year.

Depreciation and amortization expense was $1,617,000 in the quarter ended June 30, 2009 compared to $1,704,000 for the comparable 2008 period. The decrease resulted primarily from the cessation of depreciation expense at our Memphis track which is currently classified as held-for-sale and a reduction in our depreciable asset base resulting from an impairment charge recorded in the fourth quarter of 2008, partially offset by depreciation on assets placed in service in June of 2008 related to our Monster Makeover project in Dover, Delaware. Net interest expense was $732,000 for the quarter ended June 30, 2009 compared to $1,032,000 in the second quarter of 2008. The decrease was due to lower average interest rates.

Earnings before income taxes decreased to $6,921,000 in the second quarter of 2009 compared with $11,449,000 in the comparable quarter of the prior year.

The effective tax rate for the second quarter of 2009 was 43.8% compared to 48.9% in the prior year. The decrease in the effective tax rate was primarily the result of a reduction in

Exhibit 99.1

our combined effective state income tax rate based upon the mix of state taxable income (loss) for the current quarter.

Net earnings for the quarter ended June 30, 2009 were $3,888,000 or $0.11 per diluted share compared with $5,847,000 or $0.16 per diluted share for the same period last year.

For the six months ended June 30, 2009, revenues were $35,703,000 compared with $41,927,000 in the prior year. The Company promoted seven major events in the first half of both years. Net (loss) earnings were $(800,000) or $(0.02) per diluted share compared with $1,699,000 or $0.05 per diluted share in the comparable period of the prior year.

For the first half of 2009 cash provided by operations was $9,997,000 compared with $4,644,000 in the prior year. Capital spending, primarily associated with the Monster Makeover project at Dover International Speedway, was $1,817,000 in the first half of 2009 compared with $6,082,000 in the comparable period in the prior year.

As previously reported on Form 8-K dated January 30, 2009 and updated on April 24, 2009 and July 8, 2009, our wholly-owned subsidiary, Midwest Racing, Inc., entered into a stock purchase agreement dated January 28, 2009, to sell Memphis Motorsports Park to Gulf Coast Entertainment, L.L.C. Under the terms of the agreement, Midwest Racing, Inc. will sell all of the stock of its wholly-owned subsidiary, Memphis International Motorsports Corporation, the owner of Memphis Motorsports Park, to Gulf Coast Entertainment for $10 million in cash and a two percent non-dilutable interest in Gulf Coast Entertainment.

Closing under the stock purchase agreement had been scheduled for June 29, 2009, but Gulf Coast has not finalized its project financing. We are currently in the process of negotiating an amendment to the stock purchase agreement which would allow the buyer to extend the closing date to September 29, 2009 for additional consideration.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of two of the premier sanctioning bodies in motorsports – NASCAR and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park near Memphis, Tennessee.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Admissions	$11,922	$13,936	$11,953	$14,736
Event-related	8,751	11,387	8,779	12,352
Broadcasting	14,938	14,077	14,938	14,786
Other	7	15	33	53

	35,618	39,415	35,703	41,927

Expenses:
Operating and marketing	23,147	22,108	25,346	26,718
General and administrative	3,099	3,122	6,157	6,289
Depreciation and amortization	1,617	1,704	3,182	3,366

	27,863	26,934	34,685	36,373

Operating earnings	7,755	12,481	1,018	5,554
Interest income	3	19	7	50
Interest expense	(735)	(1,051)	(1,519)	(2,152)
Loss on sale of investments	(102)	—	(102)	—

Earnings (loss) before income tax expense	6,921	11,449	(596)	3,452
Income tax expense	3,033	5,602	204	1,753

Net earnings (loss)	$3,888	$5,847	$(800)	$1,699

Net earnings (loss) per common share:
Basic	$0.11	$0.16	$(0.02)	$0.05

Diluted	$0.11	$0.16	$(0.02)	$0.05

Weighted average shares outstanding:
Basic	36,021	35,940	36,016	35,922
Diluted	36,021	36,030	36,016	36,021

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2009	June 30, 2008	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$514	$1,118	$288
Accounts receivable	2,923	13,172	1,950
Inventories	350	421	273
Prepaid expenses and other	1,902	3,771	1,697
Receivable from Dover Downs Gaming & Entertainment, Inc.	9	—	11
Prepaid income taxes	43	346	—
Deferred income taxes	111	203	152
Current assets held for sale	10,798	—	—

Total current assets	16,650	19,031	4,371
Property and equipment, net	133,283	160,387	144,684
Restricted cash	3,894	3,894	5,219
Other assets, net	576	1,548	594
Deferred income taxes	263	83	311

Total assets	$154,666	$184,943	$155,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,705	$3,086	$604
Accrued liabilities	3,518	4,525	2,767
Payable to Dover Downs Gaming & Entertainment, Inc.	—	1	—
Income taxes payable	—	—	159
Current portion of bonds payable	1,235	1,130	1,130
Deferred revenue	11,869	17,213	6,962
Current liabilities held for sale	3,442	—	—

Total current liabilities	22,769	25,955	11,622
Revolving line of credit	34,800	45,400	42,200
Bonds payable	1,737	2,969	2,971
Liability for pension benefits	2,680	774	2,555
Other liabilities	1,994	1,620	1,920
Non current income taxes payable	8,837	9,737	9,630
Deferred income taxes	15,479	21,386	16,834

Total liabilities	88,296	107,841	87,732

Stockholders’ equity:
Common stock	1,812	1,698	1,787
Class A common stock	1,851	1,942	1,851
Additional paid-in capital	100,725	100,256	100,539
Accumulated deficit	(35,899)	(25,896)	(34,366)
Accumulated other comprehensive loss	(2,119)	(898)	(2,364)

Total stockholders’ equity	66,370	77,102	67,447

Total liabilities and stockholders’ equity	$154,666	$184,943	$155,179

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net (loss) earnings	$(800)	$1,699
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	3,182	3,366
Amortization of credit facility fees	80	94
Stock-based compensation	283	317
Deferred income taxes	(355)	1,262
Changes in assets and liabilities:
Accounts receivable	(1,245)	(11,450)
Inventories	(135)	(236)
Prepaid expenses and other	(577)	(2,081)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	2	19
Prepaid income taxes/income taxes payable	(132)	(603)
Accounts payable	2,152	2,252
Accrued liabilities	1,210	1,061
Deferred revenue	5,831	8,524
Other liabilities	501	420

Net cash provided by operating activities	9,997	4,644

Investing activities:
Capital expenditures	(1,817)	(6,082)
Restricted cash	1,325	275
Proceeds from sale of available-for-sale securities	187	—
Purchase of available-for-sale securities	(185)	(50)

Net cash used in investing activities	(490)	(5,857)

Financing activities:
Borrowings from revolving line of credit	15,600	18,600
Repayments on revolving line of credit	(23,000)	(15,500)
Repayments of bonds payable	(1,129)	(110)
Dividends paid	(733)	(1,092)
Repurchase of common stock	(19)	(137)
Proceeds from stock options exercised	—	216
Excess tax benefit on stock awards	—	27

Net cash (used in) provided by financing activities	(9,281)	2,004

Net increase in cash and cash equivalents	226	791
Cash and cash equivalents, beginning of period	288	327

Cash and cash equivalents, end of period	$514	$1,118